Exhibit 99.1

NEWS BULLETIN	RE:	Crdentia Corp.
FROM:		14114 Dallas Parkway,
Suite 600 Dallas, TX 75254 OTCBB: CRDE
For Further Information:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
James D. Durham	Lasse Glassen
Chairman and CEO	310-854-8313
972-850-0780	lglassen@financialrelationsboard.com

NOT FOR IMMEDIATE RELEASE

January 10, 2006

CRDENTIA COMPLETES $4 MILLION PRIVATE PLACEMENT OF COMMON
STOCK AND CONVERTIBLE DEBENTURES

DALLAS – January 10, 2006 – Crdentia Corp. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, announced today that it has completed a private placement totaling $4 million. Dawson James Securities, Inc. acted as the sole placement agent for a portion of the offering.

Crdentia’s Chairman and Chief Executive Officer James D. Durham commented, “We are pleased to have completed this financing which will enable us to continue to move forward with our plans to consolidate the healthcare staffing industry. Importantly, it also enables us to refinance our term debt which will substantially reduce our interest expense, taking us one step closer to meeting our near-term objective of achieving cash flow positive status.”

The financing consists of $2 million, or 3,333,333 shares of common stock and $2 million of 8% convertible debentures. The common stock was priced at $0.60 per share. The convertible debentures have a term of 3 years and bear interest at a rate of 8.0% per year, payable semi-annually in cash or registered stock at Crdentia’s option. The debentures are convertible at a price of $0.60 per share.

The sale of convertible debentures included 50% warrant coverage. The warrants have a 5 year term and an exercise price of $0.75 per share. In addition, purchasers of convertible debentures were granted the right to purchase additional common stock in the form of warrants at an exercise price of $0.60 per share.  Such warrants are exercisable, subject to extension, for a period of 60 days from the effective date of a registration statement filed by Crdentia covering the shares (including the shares issuable upon conversion of the debentures and exercise of the warrants).  Crdentia is obligated to register the shares (including the shares issuable upon conversion of the debentures and exercise of the warrants) for resale on a registration statement to be filed within 30 days.

The  shares, debentures and warrants (and the shares issuable upon conversion of the debentures and exercise of the warrants) were not registered under the Securities Act of 1933, as amended, or any state securities law and were sold in a private transaction pursuant to Regulation D promulgated under the Securities Act.  Unless the shares, debentures and warrants (and the shares issuable upon conversion of the debentures and exercise of the

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

warrants) are registered, they may not be offered or sold within the United States absent registration or exemption from such registration requirements and compliance with applicable state laws.

Crdentia plans to use the  proceeds from the private placement for working capital and the retirement of at least 50% of Crdentia’s outstanding $2.7 million term debt.

About Crdentia Corp.

Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services.  Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue.  There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry.  Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand.  By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth.  For more information, visit www.crdentia.com.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission.  Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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